Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q3 Earnings

St. Petersburg, Florida, October 31, 2007 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the third quarter ended September 30, 2007. Net Earning (loss) was ($16.2) million or ($.60) per share, compared to $6.2 million, or $0.23 per share, for the third quarter ended September 30, 2006. Revenues for the quarter were $62.5 million, down 5.8% from $66.4 million for the third quarter ended September 30, 2006.

Robert Amerson, the CEO commented, “Following the departure of Steve Clark, during the third quarter, new management has undertaken a complete review of the corporation including the product mix, factory utilization, verticality and a full review of our core competencies. As a result of that we have also reviewed the current state of operations relative to our accounting reserves practices. We have reviewed every facet of the operations to ensure that the Company is properly operating in a manner that will make Flanders profitable. We are focusing our efforts on making decisions that will contribute to shareholder value.”

Mr. Amerson further commented, “The third quarter 2007 results represent the first quarter being reported by Flanders’ new management team. As a result, management has decided to change its estimate of allowance for doubtful accounts resulting from changing our methodology of handling account receivable. We are not going to pursue collecting receivables that are greater than one year old. Rather, we are changing our approach to focus on collecting our more current receivables so the accounts receivable aging doesn’t continue to deteriorate. This resulted in a significant increase in our allowance for doubtful accounts.

Additionally, with respect to our product lines and inventory policies, we believe that we should only maintain a product line if it is profitable, or is otherwise of core value to a profit center of the Company. As such, we have reviewed the inventory of the Company and have decided to discontinue certain older product lines. This has resulted in certain inventories, which may have had value under the old model, now having little or no value under our current model which resulted in a significant increase in our inventory reserve.

We are also in process of closing certain plants and operations that we believe do not contribute to the long term profitability of the Company. As a result, there are certain fixed assets which are being transferred to other locations while other fixed assets will be abandoned. This has resulted in those assets becoming impaired which resulted in a significant loss on fixed assets.

While these adjustments have certainly impacted our third quarter results, we believe the adjustments that were made better reflect the true balances of these accounts based on our current management philosophy. We further contend that these decisions will ultimately lead to increased shareholder value going forward.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Thursday, November 1st, 2007, to discuss 2007 third quarter operating results. People wishing to participate in the conference call should dial 866-425-6192.

Selected Operations Data (all but per share data in Millions)	Q3 2007	Q3 2006
Net sales	$62.6	$66.4
Gross profit	6.6	13.4
Operating expenses	21.7	10.7
Operating income (loss)	(15.2)	2.7
Earnings before income taxes and extraordinary item	(19.2)	2.7
Extraordinary item	(4.7)	4.4
Net earnings	$(16.2)	$6.2
Net earnings per share:
Basic	$(0.61)	$0.24
Diluted	$(0.61)	$0.23
Common shares outstanding:
Basic	26.7	26.3
Diluted	26.7	27.6

Selected Balance Sheet Data (in Millions)	9/30/2007	12/31/2006
Working capital	$58.2	$68.0
Total assets	197.2	207.1
Long-term obligations, including current maturities	41.9	42.9
Total shareholders’ equity	89.1	107.4

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk. These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome. These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders’ products, the success of retailers and distributors through which Flanders sells its products, Flanders’ ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the development of increased demand for its high-end products. Many of these factors are not within Flanders’ control. These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Robert Amerson at (252) 946-8081.